UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2012

HANDY & HARMAN LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2012, Handy & Harman Group Ltd. (“H&H Group”), a wholly-owned subsidiary of Handy & Harman Ltd. (the “Company”), and certain subsidiaries of H&H Group, entered into an amendment to its Amended and Restated Loan and Security Agreement, dated October 15, 2010, as amended, with Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder and an amendment to its Amended and Restated Loan and Security Agreement with Ableco, L.L.C., dated as of September 12, 2011, to increase the cumulative limit by $5 million for expenditures on certain specified transactions, including transfers of funds from H&H Group to the Company. On October 19, 2012, H&H Group negotiated a repurchase of $4.2 million of face amount of its Subordinated Notes due 2017, plus accrued interest, which will reduce future availability for specified transactions under the aforementioned credit agreements.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit No.
4.1
Amendment No. 6 dated as of October 16, 2012, to the Amended and Restated Loan and Security Agreement by and among H&H Group, certain of its subsidiaries, Wells Fargo Bank, National Association, in its capacity as agent acting for the financial institutions party thereto as lenders, and the financial institutions party thereto as lenders.

4.2
Amendment No. 3 dated as of October 16, 2012, to the Amended and Restated Loan and Security Agreement by and among H&H Group, certain of its subsidiaries, Ableco L.L.C., in its capacity as agent, and the financial institutions party thereto as lenders.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANDY & HARMAN LTD.

Dated: October 23, 2012	By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer